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QuantumScape Appoints Three New Members to Board of Directors

Jeneanne Hanley, Gena Lovett, and Susan Huppertz bring valuable executive experience spanning automotive and high-volume manufacturing

SAN JOSE, Calif. – February 10, 2022 – QuantumScape Corporation (NYSE: QS) has appointed three new members to its board of directors: Jeneanne Hanley, former senior vice president at Lear Corporation; Gena Lovett, former vice president of operations for defense, space and security at Boeing; and Susan Huppertz, chief manufacturing and supply chain officer at Hubbell Inc. The appointments were approved by a unanimous vote of existing board members. Also, long-time director John Doerr, chairman of Kleiner Perkins, is retiring from the QuantumScape board after over a decade of service.

“Jeneanne, Gena and Susan bring extensive leadership experience across large-scale manufacturing and the automotive industry,” said Jagdeep Singh, co-founder, chairman and CEO of QuantumScape. “Their extraordinary accomplishments and perspectives will add new and valuable depth to our world-class board, especially as we scale up manufacturing. I’d also like to thank my friend John Doerr for his innumerable contributions to our company over the years; we are grateful for his support and the inspiration he instilled in so many of us.”

Hanley most recently served as SVP and E-Systems president at Lear Corporation, where she led a global division with over 70,000 employees, 50 manufacturing facilities and $5 billion in revenue focused on delivering products to the automotive industry. Over her 25-years at Lear, Hanley helped grow the business from a small-cap company to a Fortune 500 leader through several senior positions spanning engineering, product development, and sales and marketing. She is currently on the Board of Directors for KLA Corporation, a leading supplier of equipment to the semiconductor industry.

An accomplished executive, Lovett has vast manufacturing experience and has held numerous leadership roles in operations management and business turnaround. She was most recently with Boeing as VP of operations for Defense, Space and Security, where she led nearly 10,000 employees and ran operations for the $30 billion business. Previously, she served as Alcoa’s Director of Manufacturing and Chief Diversity Officer and held various manufacturing roles at Ford Motor Company. Lovett also serves on the boards of AdvanSix Inc. and Trex Company Inc.

Huppertz is a high-volume manufacturing and operations efficiency specialist, serving in leadership roles at several major multinational companies. In her current role as chief manufacturing and supply chain officer at Hubbell, a global manufacturer of electrical supplies, she manages the operations of more than 60 factories on five continents. She was previously VP of global operations at TE Connectivity. Before that, she held numerous leadership positions over her 20-year tenure at Siemens, including SVP of global manufacturing and supply chain.

QuantumScape’s Board of Directors also includes Jagdeep Singh; Frank Blome, head of Volkswagen Group's Center of Excellence for Battery Cells; Brad Buss, former Tesla board

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member and CFO of Cypress Semiconductor and SolarCity; Prof. Dr. Jürgen Leohold, former executive director of Group Research at Volkswagen Group; Justin Mirro, CEO of Kensington Capital; Prof. Fritz Prinz, co-founder of QuantumScape and professor of materials science and engineering at Stanford University; Dipender Saluja, partner at Capricorn Investment Group; J.B. Straubel, co-founder and former CTO of Tesla, and CEO of Redwood Materials; and Jens Wiese, head of investment advisory and partnerships at Volkswagen Group.

About QuantumScape Corporation

QuantumScape is a leader in developing next-generation solid-state lithium-metal batteries for electric vehicles. The company is on a mission to revolutionize energy storage to enable a sustainable future. For more information, please visit www.quantumscape.com.

Forward-Looking Statements

The information in this press release includes a “forward-looking statement” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline and performance of QuantumScape’s products and technology are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside QuantumScape’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) QuantumScape faces significant barriers in its attempts to scale and complete development of its solid-state battery cell and related manufacturing processes, and development may not be successful, (ii) QuantumScape may encounter substantial delays in the development, manufacture, regulatory approval, and launch of QuantumScape solid-state battery cells and building out of QS-0 and the QS Campus, which could prevent QuantumScape from commercializing products on a timely basis, if at all, and (iii) QuantumScape may be unable to adequately control the costs of manufacturing its solid-state separator and battery cells. QuantumScape cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect QuantumScape is set forth under the “Risk Factors” section in the QuantumScape’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on October 28, 2021, and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

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